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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                        (Amendment No. _____________ )*

                            Inefficient Market Fund
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   456613108
                         -------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement /X/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP No. 456613108                                            Page 2 of 6 Pages

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Stevenson Capital Management
        S.S. No.: ###-##-####
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                     (a)/X/
                                                                         (b)/ /

--------------------------------------------------------------------------------
3  SEC USE ONLY


--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
 NUMBER OF
  SHARES           281,200
BENEFICIALLY   -----------------------------------------------------------------
 OWNED BY       6  SHARED VOTING POWER
   EACH
 REPORTING         335,000
  PERSON       -----------------------------------------------------------------
   WITH         7  SOLE DISPOSITIVE POWER

                   616,200
               -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   --
--------------------------------------------------------------------------------
 9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        616,200
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /


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11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        15 percent
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12 TYPE OF REPORTING PERSON*

        IA
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                              Page 3 of 6 Pages

ITEM 1.

     (a)     Name of Issuer:

                   INEFFICIENT MARKET FUND

     (b)     Address of Issuer's Principal Executive Offices:

                   388 GREENWICH STREET, 22ND FLOOR
                   NEW YORK, NEW YORK  10013


ITEM 2.

     (a)     Name of Person Filing:

                   STEVENSON CAPITAL MANAGEMENT


     (b)     Address of Principal Business Office:

                   2420 SAND HILL ROAD, SUITE 101
                   MENLO PARK, CALIFORNIA 94025

     (c)     Citizenship:

                   UNITED STATES

     (d)     Title of Class of Securities:

                   COMMON STOCK

     (e)     CUSIP Number:

                   456613108


ITEM 3.      STATEMENT CONCERNING FILINGS PURSUANT TO RULE 13d-1(b)
             OR 13d-2(b)

     (e) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940


     (h)     Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

             THIS STATEMENT IS FILED BY STEVENSON CAPITAL MANAGEMENT
             AS A MEMBER OF A GROUP.
             SEE ITEM 8.
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                                                              Page 4 of 6 Pages

ITEM 4.      OWNERSHIP

     (a)     Amount Beneficially Owned:

             616,200 shares by the group.
             ----------------------------

     (b)     Percent of Class:

             15 percent.
             -----------

     (c)     Number of Shares as to Which Such Person Has:

             (i)      sole power to vote or to direct the vote:

                      281,200
                      -----------------

             (ii)     shared power to vote or to direct the vote:

                      335,000
                      -----------------

             (iii)    sole power to dispose or to direct the
                      disposition of:

                      616,200
                      -----------------

             (iv) shared power to dispose or to direct the disposition of:
                      None.


ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             Not applicable.


ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
             ANOTHER PERSON

             Not applicable.


ITEM 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
             WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
             PARENT HOLDING COMPANY

             Not applicable.


ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
             GROUP

             See Item 3 and Exhibit A.


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP
             Not applicable.
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                                                               Page 5 of 6 Pages

ITEM 10.     CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       December 1, 1995
                                                -------------------------------
                                                             Date


                                                STEVENSON CAPITAL MANAGEMENT


                                                /s/  WALTER R. STEVENSON
                                                -------------------------------
                                                          Signature

                                                Walter R. Stevenson, Proprietor
                                                -------------------------------
                                                          Name/Title
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                                                               Page 6 of 6 Pages

                                    EXHIBIT A



Identity and Classification of Members of the Group:


Stevenson Capital Management, an investment adviser registered under
Section 203 of the Investment Advisers Act of 1940.

Bowling Portfolio Management, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.


The group may take various actions in an effort to enhance the value of its members' investments in the issuer. These actions may include: proxy solicitations for shareholder approval of certain proposals; the solicitation and addition of other members to the group; the formation of other groups; meetings and other communications with management of the issuer; and any other actions deemed useful by members of the group in enhancing shareholder value. The group may include other members after the date of this filing.

Members of the group other than Stevenson Capital Management may not take the position that a group has been formed for purposes of Rule 13d-1(b)(ii)(H) and, therefore, may not make a filing pursuant to Rule 13d-1(b)(2).